(202) 828-5360

EStern@seyfarth.com

October 12, 2006

VIA FIRST CLASS MAIL

Mobilepro Corp.
6701 Democracy Boulevard, Suite 300
Bethesda, Maryland 20817

Re:	Mobilpro Corp. Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as counsel to Mobilepro Corp., a Delaware corporation (the “Corporation”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission on October 12, 2006 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of up to 404,474,901 shares of the Corporation’s common stock (the “Common Stock”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have considered such questions of law and have examined such documents as we have deemed necessary to enable us to render the opinions contained herein.

Based upon the foregoing, we are of the opinion that the shares of Common Stock when sold by the Corporation and the Selling Stockholders (as defined in the Registration Statement) to the public will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement

Mobilepro Corp.,
October 12, 2006

and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement.

Respectfully yours, SEYFARTH SHAW LLP

/s/ Ernest M. Stern
Ernest M. Stern

ems/ssj